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                                                                    EXHIBIT 99.1

(HOMEPLACE LOGO APPEARS HERE)

                                                      PRESS RELEASE

FOR IMMEDIATE RELEASE



HOMEPLACE OF AMERICA INC. INITIATES VOLUNTARY REORGANIZATION
OBTAINS COMMITMENT FOR $155 MILLION IN POST-PETITION FINANCING


Myrtle Beach, SC, Jan. 17, 2001 - HomePlace of America Inc. announced today that in order to facilitate a financial restructuring that will enable it to improve its overall operations, the Company has filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the district of Delaware. The Company said that the filing would allow it to continue business operations while it completes and implements its restructuring plan. The company cited disappointing holiday sales caused by the weakening U.S. economy, problems surrounding the implementation of its new computer system in the Third Quarter of 2000 and the inability to secure alternate financing sources, as the major reason for this action.

In conjunction with the filing, the Company said that it has received a commitment from a group of lenders led by Fleet Retail Finance Inc. for $155 million in debtor-in-possession (DIP) financing. The post-petition financing, which is subject to Bankruptcy Court approval, is expected, together with other initiatives announced today, to provide the Company with funding to support its post-petition trade and employee obligations, as well as the Company's ongoing operating needs during the restructuring process.

HomePlace has requested that the Bankruptcy Court allow the company to continue compensation and benefit plans for its employees, maintain its store distribution network and make post-petition payments due to suppliers in the ordinary course of business.

"By availing ourselves of the Chapter 11 process, we believe we can achieve an orderly restructuring that will enable us to close the unprofitable stores that the company acquired as the result of a merger between HomePlace and Waccamaw in 1999; reduce overhead expense and focus on the 84 stores that will form the basis of a viable, going concern," a company spokesperson said.

"Despite previous actions we have taken since the merger to reduce costs, improve distribution methods and remodel stores in the newly combined chain, the Company's current capital structure was not in line with its store base. The action we took today is critical to establishing a more realistic capital structure and a stronger competitive future for HomePlace," he added.

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As a part of its efforts to close under-performing stores, the company identified 38 stores to be closed. The Company said it would seek Bankruptcy Court approval to turn over the impacted stores to a liquidation company to conduct inventory liquidation sales within the next 10 to 20 days.

The company estimated that approximately 1500 workers would be impacted by the closings and eligible employees would be offered transfers to other stores where possible.

The spokesperson said daily operations at the Company's ongoing 84 stores and 3 distribution centers will continue as usual.

The Company has been in contact with many of its suppliers, and believes that they will continue to support HomePlace during the reorganization period. Greg Johnson, HomePlace President and CEO said, "With our current liquidity and the DIP financing, we believe we will have more than sufficient financial resources necessary to operate our business and emerge from reorganization as a major force in the Home Furnishings Industry. We anticipate that the vast majority of our suppliers will recognize the value of doing business with us long term."

HomePlace currently operates 122 stores within a 27 state area including:
Alabama, Arizona, Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Maryland, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas and Virginia.

Through its distinctive superstore prototype, HomePlace offers a broad merchandise selection of high quality linens for bed and bath, housewares and home decor at everyday low prices, which are at or below department store sale prices.